Exhibit 99.1

BioDelivery Sciences Provides NDA Update for

ONSOLIS

BDSI reaches agreement on REMS with FDA Review Division

FDA action forthcoming

RALEIGH, N.C., June 15, 2009 – BioDelivery Sciences International, Inc. (Nasdaq: BDSI) today announced that the company has reached agreement with the U.S. Food and Drug Administration’s (FDA) Division of Anesthesia, Analgesia and Rheumatology Products and a multidisciplinary review team on all aspects of the company’s New Drug Application (NDA) for ONSOLIS™ (fentanyl buccal soluble film), including the Risk Evaluation and Mitigation Strategy (REMS). Although the FDA did not meet its action date of last Friday for this NDA, the Division has informed the company that FDA will not be issuing a review extension letter as their action on the NDA is forthcoming.

BDSI received a Complete Response letter from FDA on the NDA for ONSOLIS on August 28, 2008, with the only deficiency being the new requirement for a REMS. The REMS was not required at the time the NDA was originally submitted to FDA in October 2007. The REMS was formally submitted to the FDA on December 12, 2008 and the submission was placed under a six month review period.

“FDA informed us on Friday that given how close they are to taking their action, they saw no need for issuing a review extension letter, which would have formally given them more time to complete their review. In other words, they simply need a little more time, which we believe is not inconsistent with other recent NDA approvals for other products at the Agency where a REMS was required for approval,” stated Dr. Mark A. Sirgo, President and CEO of BioDelivery Sciences. “We view this as positive news, together with the fact that we have reached agreement with the reviewing division and the review team on all aspects of our NDA, including our REMS. Our dialog and working relationship with the reviewing division have been outstanding and have been fundamental to the progress we have made in working with them in this significant undertaking, to complete the first “opioid” REMS and the first REMS for this Division. We look forward to FDA’s forthcoming action,” stated Dr. Sirgo.

“Although we can not pinpoint the exact timing of when the FDA’s action might occur, we have previously indicated that we expect a first half 2009 approval of the NDA for ONSOLIS. Based on our discussion with FDA last Friday, we should be within a few weeks of that target”.

Dr. Sirgo continued, “As it relates to BDSI’s current financial position, we are pleased to announce that over the last several weeks we have received funds from the exercise of certain outstanding warrants. The receipt of these funds alone should allow us to comfortably manage the company into the fourth quarter of this year, including the continued advancement of our pipeline, without any additional financing required.”

BDSI will hold a webcast to discuss the NDA status of ONSOLIS on June 15, 2009 at 11:00 a.m. Eastern time. Participants are invited to access the live webcast by dialing (877) 407-8033 or from the company’s website at www.biodeliverysciences.com.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. (NASDAQ:BDSI) is a specialty pharmaceutical company that is focused on developing innovative products to address growing market opportunities, including conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner, and commercialize new products using proven therapeutics. BDSI’s pain franchise utilizes the Company’s patented BEMA™ buccal soluble film technology and currently consists of: ONSOLIS (fentanyl buccal soluble film) under FDA review for “breakthrough” pain in opioid tolerant patients with cancer, and BEMA Buprenorphine, a second analgesic in development with at least one potential target indication for the treatment of moderate to severe pain. The company is working with its BEMA and Bioral™ technologies on products targeted at conditions common to oncology and surgical patients such as pain and infections. The company headquarters is located in Raleigh, North Carolina, and its principal laboratory is located in Newark, New Jersey. For more information please visit www.biodeliverysciences.com.

Cautionary Note on Forward-Looking Statements

This press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, those relating to the timing for completion, and results of, scheduled or additional clinical trials and the FDA’s or other regulatory review and/or approval, and commercial launch and sales results (if any), of the Company’s formulations and products and regulatory filings related to the same, and receipt by the Company of milestone or other payments from third parties, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Contacts:

Al Medwar

Vice President, Marketing & Corporate Development

BioDelivery Sciences International

amedwar@bdsinternational.com

Tel (919) 582-9050

Fran Barsky

Investor Relations

BioDelivery Sciences International

fbarsky@bdsinternational.com

Tel (919) 582-9050